LightPath Technologies and the University of Central Florida Enter Into Research Agreement

College of Optics and Photonics to Develop New Processing Techniques for LightPath's Moldable Infrared Glasses

ORLANDO, FL -- (Marketwire - September 15, 2010) - LightPath Technologies, Inc. (NASDAQ: LPTH), a global manufacturer, distributor and integrator of patented optical components and assemblies, announced today that it has entered into a research agreement with the University of Central Florida's (UCF) College of Optics and Photonics ("CREOL") to develop new processes for the handling and molding of infrared glasses. Funding for LightPath's agreement was partially obtained through matching funds available from the Florida High Tech Corridor Council (FHTC).

LightPath is working to bring low cost infrared optics to the defense, military and commercial infrared markets. The Company is targeting such high-growth applications as infrared countermeasures, thermography, gas sensing and thermal imaging for commercial night vision systems. Management estimates these markets have a combined present value of over $2.5 Billion. LightPath intends on using new techniques developed under its UCF agreement to increase production volumes and reduce the cost of its molded aspheric infrared lenses.

Jim Gaynor, CEO of LightPath Technologies, stated, "Infrared technology has numerous real world applications, and sophisticated molding processes and glass materials provide the foundation to help drive down costs of optics used to build infrared devices. We are excited to have the opportunity to work with the exceptional staff at UCF to develop new processing techniques for moldable infrared glasses. By tapping into the innovative minds and resources of academia, LightPath can cost-effectively decrease its time-to-market new product lines, while we support the growth of our local economy."

The collaborative funding by LightPath and the FHTC will support a research team consisting of two post-graduate students led by CREOL Professor Dr. Ayman Abouraddy, who commented, "I am delighted to start a collaboration with LightPath which will allow us to bring our expertise in chalcogenide glass processing, developed at CREOL, to LightPath's lens fabrication procedures. I anticipate that this project will have a positive economic impact in our community, which is one of the main goals of optics and photonics research at CREOL."

About the University of Central Florida

The University of Central Florida (UCF) is a metropolitan research university that ranks as the third largest public university in the nation with more than 53,000 students. UCF's first classes were offered in 1968. The university offers extensive academic and research environments that power the region's economic development. UCF's culture of opportunity is driven by its diversity, Orlando environment, history of entrepreneurship and its youth, relevance and energy. For more information, visit http://news.ucf.edu.

About LightPath Technologies

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. The Company's products are used in various markets, including industrial, medical, defense, test & measurement and telecommunications. LightPath has a strong patent portfolio that has been granted or licensed within these fields. For more information, visit www.lightpath.com.

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.

Contact:
Ray Pini
Director of Marketing
LightPath Technologies, Inc.
Phone: +1-407-382-4003 x336
Email: rpini@lightpath.com
Web: www.lightpath.com